UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 26, 2023

NEXGEL, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-41173	26-4042544
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2150 Cabot Boulevard West, Suite B Langhorne, Pennsylvania	19067
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (215) 702-8550

(Former name or former address, if changed since last report)

Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001	NXGL	The Nasdaq Capital Market LLC
Warrants to Purchase Common Stock	NXGLW	The Nasdaq Capital Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry Into a Material Definitive Agreement.

Effective December 26, 2023, NexGel, Inc., a Delaware corporation (the “Company”), entered into an 2024 Executive Employment Agreement (the “Employment Agreement”) with Adam Levy, who has served as Company’s Chief Executive Officer and President since 2019. Mr. Levy has also served as a member of the Company’s Board of Directors (the “Board”) since September 9, 2021. The Employment Agreement was approved by all of the disinterested members of the Board pursuant to the Delaware General Corporation Law.

The term of the Employment Agreement is for one year from January 1, 2024. The Employment Agreement terminates Mr. Levy’s prior 2023 Executive Employment Agreement with the Company dated December 30, 2022 (the “Prior Agreement”) in its entirety and the Prior Agreement shall be of no further force or effect, including but not limited to any and all continuing or surviving obligations of both the Company and Mr. Levy under the Prior Agreement, and replaced in its entirety by the Employment Agreement.

Pursuant to the Employment Agreement, Mr. Levy will be paid a base salary of $325,000 per year, which is his current base salary. Mr. Levy will also receive a grant of shares of the Company’s common stock equal to $70,000 divided by the closing per share price of the Company’s common stock as reported on the Nasdaq Capital Market (“Nasdaq”) on January 2, 2024 (the “Equity Grant”). The Equity Grant vests in twelve equal monthly installments (subject to any rounding adjustments) during the term of the Employment Agreement with the first installment vesting on January 2, 2024.

Additionally, Mr. Levy will receive or be eligible for bonuses as follows:

●	A cash bonus equal to $25,000 (which was paid on December 26, 2023);

●	In the event the Company achieves EBITDA (as defined in the Employment Agreement) for two consecutive fiscal calendar quarters during the term through the first fiscal quarter of 2025, (a) a cash bonus equal to $100,000 and (b) a grant of 35,000 shares of common stock, which shall vest over a two year period in four equal installments on each six month anniversary date after which the EBITDA bonus was earned;

●	In the event the earlier of either of the following to occur: (i) the average closing price of the Company’s common stock as reported on Nasdaq over any consecutive three month period during the term equals or exceeds $4.50 per share or (ii) the Company raises an equity capital financing at a per share price equal to or in excess of $4.50 per share which results in gross proceeds to the Company of at least $1,500,000, (i) a cash bonus equal to $25,000 and (ii) a grant of 25,000 shares of common stock, which shall vest over a two year period in four equal installments on each six month anniversary date after which the bonus was earned; and

●	In the event the earlier of either of the following to occur: (i) the average closing price of the Company’s common stock as reported on Nasdaq over any consecutive three month period during the term equals or exceeds $7.00 per share or (ii) the Company raises an equity capital financing at a per share price equal to or in excess of $7.00 per share which results in gross proceeds to the Company of at least $1,500,000, (i) a cash bonus equal to $75,000 and (ii) a grant of 50,000 shares of common stock, which shall vest over a two year period in four equal installments on each six month anniversary date after which the bonus was earned.

Mr. Levy is also be eligible to receive, from time to time, additional equity awards under the Company’s existing equity incentive plan, or any other equity incentive plan the Company may adopt in the future, and the terms and conditions of such awards, if any, would be determined by the Board or Compensation Committee, in their discretion. Mr. Levy is also eligible to participate in any benefit plan or program the Company adopts.

Pursuant to the Employment Agreement, if Mr. Levy’s employment is terminated upon his disability, Mr. Levy would be entitled to receive, in addition to other unpaid amounts owed to him (e.g., for base salary, accrued personal time and business expenses): (i) his then base salary for a period of three months (in accordance with the Company’s general payroll policy) commencing on the first payroll period following the fifteenth day after termination of employment and (ii) substantially similar coverage under the Company’s then-current medical, health and vision insurance coverage for a period of three months. Additionally, if Mr. Levy’s employment is terminated for disability, the vesting of any option grants would continue to vest pursuant to the schedule and terms previously established during the three month severance period. Subsequent to the three month severance period the vesting of any option grants would immediately cease. The severance benefits described above are collectively referred herein the “Severance Benefits”.

Pursuant to the Employment Agreement and during the initial six months of the term of the Employment Agreement, if Mr. Levy resigns for good reason (as defined in the Employment Agreement) or is terminated by us without cause (as defined in the Employment Agreement), Mr. Levy would be entitled to receive (i) his then base salary (in accordance with the Company’s general payroll policy) commencing on the first payroll period following the fifteenth day after termination of employment and (ii) substantially similar coverage under the Company’s then-current medical, health and vision insurance coverage for a period of one year.

Pursuant to the Employment Agreement and subsequent to the initial six months of the term of the Employment Agreement, if Mr. Levy resigns for good reason or is terminated by us without cause or if the Company fails to enter into a new employment agreement with Mr. Levy at the end of term of the Employment Agreement after bona fide and good faith negotiation between us and Mr. Levy, Mr. Levy would be entitled to receive Severance Benefits for a period of one year less one month for each month (on a pro-rated basis) such termination or resignation occurs subsequent to the initial six month anniversary of the term (the “Adjusted Severance Period”). For example, in the event Mr. Levy is terminated without cause or resigns for good reason at the end of the eight month anniversary of the effective date, Mr. Levy would be entitled to an Adjusted Severance Period of ten months.

If the Company terminates Mr. Levy’s employment for cause or employment terminates as a result of Mr. Levy’s resignation (without good reason) or death, Mr. Levy would only be entitled to any salary earned but unpaid prior to termination, all accrued but unused personal time, and any business expenses that were incurred but not reimbursed as of the date of the termination. Vesting of any option grants would immediately cease.

The Employment Agreement also contains certain non-competition, non-solicitation, confidentiality, and assignment of inventions provisions whereby Mr. Levy is subject to non-competition and non-solicitation restrictions for a period of one year and two years following termination of his employment, respectively.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of such document, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities.

The information regarding the Equity Grant and the potential common stock bonus grants contained above in “Item 1.01 – Entry Into a Material Definitive Agreement” are incorporated herein by reference.

The Equity Grant and the potential common stock bonus grants are offered and sold in reliance upon exemptions from registration pursuant to Section 4(a)(2) under the Securities Act of 1933, as amended, and/or Rule 506(b) of Regulation D promulgated thereunder, as transactions by an issuer not involving any public offering.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 26, 2023, the Board appointed Scott R. Henry, a member of the Board, to serve on the Compensation Committee of the Board and as the Chairperson of the Compensation Committee effective as of January 1, 2024 to replace David Stefansky, whose resignation from the Board and all Board committees was previously announced and effective as of December 31, 2023. The Board has previously determined that Mr. Henry is an “independent” member of the Board (as defined by the applicable rules and statues).

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	2024 Executive Employment Agreement, dated December 26, 2023 by and between NexGel, Inc. and Adam Levy.

104	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 29, 2023

NEXGEL, INC.

	By:	/s/ Adam Levy
Adam Levy
Chief Executive Officer